Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way

Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:
EMRISE Corporation	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	(949) 474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES EXTENSION OF SENIOR DEBT

MATURITY TO JULY 31, 2010

Provides Update To Status Of Sale Of Advanced Control Components (ACC)

Eatontown, NJ (July 20, 2010) — EMRISE CORPORATION (NYSE Arca:ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that its has signed an agreement with its principal lender to extend the maturity date of the Company’s term and revolving debt from July 16, 2010 to July 31, 2010, and provided the following update to the status of its previously announced sale of Advanced Control Components, Inc. (ACC).

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said this extension provides the Company with additional time to complete the proxy process with the Securities and Exchange Commission, (the “SEC”), and set the date for the stockholders meeting to approve the sale of ACC.

On July 2, 2010, we filed the complete preliminary proxy materials with the SEC, received comments from the SEC on July 15, 2010, and we are in the process of responding to SEC comments.

“Our management team, along with the Company’s team of advisors, is working diligently toward the timely completion of the proxy process and close of the transaction to sell ACC,” Oliva said.  “Assuming the stockholders vote to approve the sale of ACC and all other closing conditions are met, we will then be able to pay off the majority of our debt and focus on executing our strategy to expand the Company and enhance stockholder value that we described in our June 15 news release.”

The Closing of the ACC transaction is subject to stockholder approval, compliance with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., with respect to its New Jersey Properties, obtaining the consent of the Company’s senior lender and the former shareholders of ACC, (both of which have been received), and other customary closing conditions.  The closing of the Transaction will satisfy the final milestone under the Company’s credit agreement with its senior lender.  The transaction is also subject to obtaining extensions to the sale purchase agreement with the buyer of ACC and to the credit facility with its senior lender, both of which expire on July 31, 2010.  Although the company believes it will be successful in meeting the closing conditions described above, no assurances can be made in this regard.

Important Information for Investors and Stockholders

In connection with the proposed sale of ACC, the Company will file a definitive proxy statement with the SEC.  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the Company, when available, at the SEC’s web site at http://www.sec.gov or at the Company’s web site at http://www.emrise.com.  The proxy statement and such other documents may also be obtained, when available, at no cost from the Company by directing such request to EMRISE Corporation, 611 Industrial Way, Eatontown, New Jersey 07724, Attention: Secretary, or by telephone at (732) 389-0355.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction.  Information concerning the interests of those persons will be set forth in the Company’s proxy statement relating to the 2010 annual meeting of stockholders when it becomes available.

Investor Meetings

Upon completing and filing the definitive proxy statement with the SEC, EMRISE will be conducting one-on-one and small-group, in-person and conference-call meetings with interested stockholders to discuss the sale of ACC and the Company’s strategy and business plans going forward.  To participate in one of these in-person or conference-call meetings, please contact Nathan Abler of Allen & Caron at 1-800-452-1346, extension 202.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and communications systems is a primary growth driver for the Company’s Electronic Devices business segment.  EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers throughout the U.S., Europe and Asia.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including achieving a timely completion of the proxy process, ability to obtain the required stockholder approval to conclude the sale of ACC and/or the ability to meet all other closing conditions to sell ACC, closing the sale transaction timely or at all, ability to pay down the majority of debt, obtaining extension with the buyer and the Company’s senior lender beyond July 31, 2010, expanding the company and enhancing stockholder value, are all forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, whether the Company can obtain stockholder approval for the Transaction, whether the Company can successfully negotiate extensions to the sales purchase agreement with the Buyer of

ACC and on its credit facility with its lender, unforeseen factors that might prevent the closing even if stockholder approval is obtained, the ability to complete additional strategic initiatives, the terms, conditions and timing of such events, whether such events will result in the ability of EMRISE to eliminate the majority of its debt; whether these efforts will result in increasing value for its stockholders and other stakeholders; unforeseen technical issues, unforeseen changes in customer demand, unforeseen delays in receipt of materials from our vendors, inability of our products to meet customer specifications, changes in the economic, industry or political climate that may negatively impact demand for our future products. The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarterly period ended March 31, 2010, its Form 8-K related to the sale of ACC as filed on July 2, 2010, and other EMRISE filings with the SEC.

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